Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
         --------------------------------------------------------


We consent to the use, in the registration statement on Form SB2 of Generic Marketing Services Inc, of our report dated August 1, 2007 on our audit of the financial statements of Basic Services Inc as of July 31, 2007, and the related statements of operations, stockholders' equity and cash flows from inception March 27, 2006 through July 31, 2007 and for the period then ended, and the reference to us under the caption "Experts."


/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates, Chartered
    Las Vegas, Nevada
    August 3, 2007


             2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                     (702)253-7511 Fax (702)253-7501

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